EXHIBIT 23(a)

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To HUBCO, Inc.

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated June 30, 1995, included in HUBCO's Current Report on Form 8-K filed on
October 20, 1995, our report dated April 5, 1995 on the financial statements of Jefferson National Bank as of December 31, 1994 included in the Current Report on Form 8-K filed on April 19, 1995, as amended by a Form 8-K/A filed on April 25, 1995 and our report dated January 12, 1995 on the financial statements of Urban National Bank incorporated by reference in HUBCO's
Current Report on Form 8-K filed on June 30, 1995, as amended by a Form 8-K/A filed on September 27, 1995.

                                                           ARTHUR ANDERSEN LLP



Roseland, New Jersey
October 20, 1995